EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-98929) pertaining to the Tyler Technologies, Inc. Stock Option Plan and the Registration Statement (Form S-8 No. 333-116406) pertaining to the Tyler Technologies, Inc. Employee Stock Purchase Plan of our reports dated February 22, 2008, with respect to the consolidated financial statements of Tyler Technologies, Inc., and the effectiveness of internal control over financial reporting of Tyler Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

ERNST & YOUNG LLP
Dallas, Texas
February 26, 2008